AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE J.G. WENTWORTH COMPANY
Pursuant to Sections 228, 242, 245 and 303 of the
General Corporation Law of the State of Delaware

THE J.G. WENTWORTH COMPANY (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.The name of the Corporation is The J.G. Wentworth Company. The name under which the Corporation was originally incorporated was Wentworth Financial Holdings Inc. and the original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on June 21, 2013. Capitalized terms used in this Amended and Restated Certificate of Incorporation (this “Charter”) without definition shall have the meanings assigned thereto in Article SIXTEENTH.
2.This Charter amends and restates the Certificate of Incorporation of the Corporation, as amended, and has been duly adopted in accordance with §§ 228, 242, 245 and 303 of the DGCL and in accordance with a plan of reorganization (the “Restructuring Plan”) of the Corporation, approved by order dated January 17, 2018 of the United States Bankruptcy Court for the District of Delaware, under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. §101-1330), as amended, which Restructuring Plan is becoming effective on January 25, 2018.
RESOLVED, that the Certificate of Incorporation of this Corporation be amended and restated in its entirety to read as follows:
FIRST: The name of the Corporation is The J.G. Wentworth Company.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at that address is National Registered Agents, Inc.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
FOURTH:

(1)
Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is 250,000,000, of which the Corporation shall have authority to issue 225,000,000 shares of Class A Common Stock, $0.00001 par value per share (the “Class A Common Stock”), and 25,000,000 shares of Class B Common Stock, $0.00001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The Corporation is not authorized to issue any shares of preferred stock.

(2)	Common Stock. The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock and the Class B Common Stock are as follows:
(a)Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Charter:

(i)Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder. The holders of shares of Class A Common Stock shall not have cumulative voting rights.
(ii)Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held by such holder. The holders of shares of Class B Common Stock shall not have cumulative voting rights.
(iii)Except as otherwise expressly provided herein or required by law, the holders of the Class A Common Stock and Class B Common Stock shall vote together as a single class on all matters on which they be entitled to vote and not as separate series or classes.
(iv)Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of the Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of all of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Class A Common Stock or Class B Common Stock.
(b)Dividends. Subject to any other provisions of this Charter or the Stockholders Agreement, holders of shares of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor. Dividends and other distributions shall not be declared or paid on the Class B Common Stock.
(c)Liquidation, Dissolution, etc. In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation that may at the time be outstanding, the holders of Class A Common Stock shall be entitled to receive the remaining assets and funds of the Corporation available for distribution ratably in proportion to the number of shares held by them. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation.
(d)Reclassification. The Class A Common Stock and the Class B Common Stock may not be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other classes of Common Stock and the Common Interests are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner. Pursuant to the LLC Agreement, the Common Interests may not be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the Class A Common Stock and the Class B Common Stock are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.
(e)Exchange and Redemption.
(i)The holder of each share of Class B Common Stock shall, pursuant to the LLC Agreement, have the right to exchange such share, together with one Common Interest, for one fully paid and nonassessable share of Class A Common Stock, or, at the election of the Corporation, cash in an amount equal to the fair market value of one fully paid and nonassessable share of Class A Common Stock, on and subject to the terms and conditions set forth hereunder and in the LLC Agreement.

(ii)Any holder of Common Interests who wishes to exercise the exchange privilege under the LLC Agreement shall present and surrender, or cause to be presented and surrendered, to the Partnership for further surrender and presentation to the Corporation, the book-entry entitlement(s) or certificate(s) representing the number of shares of Class B Common Stock that corresponds to such Common Interests surrendered for exchange during the Corporation’s normal business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock. If so required by the Corporation, any certificate for shares surrendered for redemption and cancellation shall be accompanied by instruments of transfer, in form and substance reasonably satisfactory to the Corporation, duly executed by the holder of such shares or such holder’s duly authorized representative. Each redemption and cancellation of shares of Class B Common Stock shall be deemed to have been effected on the date on which the book-entry entitlement(s) or certificate(s) representing such shares shall have been surrendered and any required instruments of transfer shall have been received as aforesaid.
(iii)In connection with such exercise of the exchange privilege under the LLC Agreement, the Corporation shall issue to the Partnership a number of shares of Class A Common Stock, as applicable, as requested by the Partnership in exchange for an equal number of Common Interests, provided that the aggregate number of shares of Class A Common Stock so issued shall not exceed the number of Common Interests surrendered to the Partnership by the exchanging Partnership member.
(iv)All shares of Class B Common Stock that shall have been surrendered together with an equal number of Common Interests for exchange as herein provided shall be deemed to be retired and may be reissued only in connection with future issuances, if any, of Common Interests, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate. Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of the LLC Agreement shall be reserved for issuance upon exchange of outstanding Common Interests.
(f)Transfer Restrictions on the Common Stock.
(i)Class B Common Stock Restrictions. No shares of Class B Common Stock may be issued by the Corporation such that after such issuance such recipient does not hold an equal number of Common Interests and shares of Class B Common Stock. In addition, no shares of Class B Common Stock may be Transferred by the holder thereof except (x) for no consideration to the Corporation or the Partnership, in each case upon which Transfer of such shares shall automatically be retired, or (y) together with the Transfer of an equal number of Common Interests to the transferee of such Common Interest; provided that any such Transfer pursuant to clause (y) must comply with all of the terms and conditions of the LLC Agreement applicable to such Transfers, including, without limitation, Article 8 of the LLC Agreement. The Corporation may, as a condition to the Transfer or the registration of a Transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is permitted to hold such shares of Class B Common Stock under the terms hereof and under the LLC Agreement.
(ii)Stockholders Agreement. The Corporation shall not issue any shares of Common Stock to, and no stockholder shall Transfer any shares of Common Stock to, any person who does not as a precondition to such issuance or Transfer execute the Stockholders Agreement, or a joinder thereto, in compliance with its terms.

(iii)Public Reporting Restriction. No stockholder shall Transfer any shares of Common Stock to any person who is not, before such Transfer, also a holder of Common Stock, if such Transfer would cause the Corporation to have, including as a result of passage of time and giving effect to the exercise, conversion or exchange of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock, 250 or more Holders of Record (or 50 fewer than such other number of stockholders as may subsequently be set forth in Section 15(d) of the Exchange Act, or any successor provision or related rule promulgated under the Exchange Act, as the maximum number of Holders of Record or stockholders for a class of capital stock for which a duty to file reports required pursuant to Section 13 or 15(d) of the Exchange Act shall be automatically suspended at the beginning of a fiscal year); provided, however, the foregoing shall not apply to any Transfer if the Corporation has otherwise become obligated to file reports under Section 13 or Section 15(d) of the Exchange Act.
(iv)Right of First Refusal. Unless such Transfer is an Exempted Transfer, if any person with an Ownership Percentage of at least 7.5% (such person, a “ROFR Seller”) receives from or otherwise negotiates with a prospective purchaser (a “ROFR Buyer”) an offer to purchase any or all of the Common Stock owned or held by such ROFR Seller (a “ROFR Offer”) and the ROFR Seller intends to pursue the Transfer of such Common Stock to such ROFR Buyer (such transfer, a “ROFR Transfer” and such Common Stock proposed to be transferred (along with any Common Interests, if applicable), the “ROFR Securities”), then each other stockholder that is a Key Holder (as defined in the Stockholders Agreement) with an Ownership Percentage of at least 7.5% (any such stockholder, a “ROFR Offeree”) and the Corporation shall have the right to exercise a right of first refusal in accordance with the terms and conditions set forth herein.
(1)The ROFR Seller shall promptly give notice to the Corporation, and the Corporation shall, to the extent reasonably practical, promptly give or cause to give notice (the “ROFR Notice”) to each ROFR Offeree at least ten (10) Business Days (subject to extension by five Business Days as set forth in clause (3) below and an additional extension by five Business Days as set forth in clause (4) below) prior to the consummation of the proposed ROFR Transfer. The ROFR Notice shall set forth the number of shares of Common Stock proposed to be Transferred, the name of the ROFR Buyer, the proposed purchase price for each such share of Common Stock (the “ROFR Per Share Consideration”), and any other material terms and conditions of the ROFR Transfer, including the form of the proposed sale agreement, if any.
(2)The giving of the ROFR Notice to the ROFR Offerees shall constitute an offer by the ROFR Seller to Transfer the ROFR Securities, in whole and not in part, to such ROFR Offerees and the Corporation, with the ROFR Offerees having priority to the Corporation with respect to the acceptance of the ROFR Offer on the other terms set forth in the ROFR Notice. Each ROFR Offeree may accept the ROFR Offer pro rata based on each such ROFR Pro Rata Portion, unless such ROFR Offerees shall agree to another allocation resulting in acceptance of the ROFR Offer with respect to all ROFR Securities. Such offer shall be irrevocable for 10 Business Days (the “First ROFR Period”) after the date of the ROFR Notice, and each ROFR Offeree shall have the right to accept such offer within the First ROFR Period. The offer may be accepted by giving an irrevocable notice of acceptance to such ROFR Seller and the Corporation prior to the expiration of the First ROFR Period.
(3)If any ROFR Offeree receiving the ROFR Notice elects not to purchase the ROFR Securities, the ROFR Seller shall give notice to the Corporation and to all ROFR

Offerees that did accept the initial offer in full, informing them that they have the right to increase the number of ROFR Securities that they accepted pursuant to the initial offer. Each such ROFR Offeree shall have five Business Days (the “Second ROFR Period”) following the First ROFR Period in which to accept such second offer, by giving notice of acceptance to the ROFR Seller prior to the expiration of the Second ROFR Period, as to all of such ROFR Offeree’s portion of the ROFR Securities not accepted pursuant to the initial offer (on the basis of such ROFR Pro Rata Portion compared to the ROFR Pro Rata Portions of all other ROFR Offerees receiving the second offer) plus any additional portion not accepted by any other ROFR Offeree during the Second ROFR Period.
(4)If any ROFR Offeree fails to notify the ROFR Seller and the Corporation prior to the expiration of the First ROFR Period or Second ROFR Period, as applicable, it shall be deemed to have declined the initial offer or second offer, as applicable. Upon the expiration of the later of the First ROFR Period or the Second ROFR Period, as applicable, the ROFR Seller shall provide notice to the Corporation of whether any ROFR Securities were not purchased by any of the ROFR Offerees and offer to sell any such unpurchased ROFR Securities to the Corporation on the same terms as to the ROFR Offerees. Such offer shall be irrevocable for five Business Days and the Corporation shall have the right to accept such offer for all or any portion of the unpurchased ROFR Securities within such five Business Day period (the “Corporation Offer Period”). The offer may be accepted by giving an irrevocable notice of acceptance to such ROFR Seller prior to the expiration of the Corporation Offer Period.
(5)If the ROFR Offerees and/or the Corporation elect to purchase all the ROFR Securities, the ROFR Offerees and/or the Corporation, as the case may be, that have accepted an offer shall purchase and pay, by wire transfer of immediately available funds to an account designated by the ROFR Seller, for all ROFR Securities within 5 Business Days (the “Closing Deadline”) after the later of (i) the expiration of the First ROFR Period, (ii) if there was a Second ROFR Period, the expiration of the Second ROFR Period and (iii) if there was a Corporation Offer Period, the expiration of the Corporation Offer Period; provided that, if the Transfer of such ROFR Securities is subject to any prior regulatory approval, the Closing Deadline shall be extended until the expiration of five Business Days after all such approvals shall have been received.
(6)Upon the earlier to occur of (i) full rejection of the offer by all recipients thereof, (ii) the expiration of the First ROFR Period and, if applicable, the Second ROFR Period and Corporation Offer Period, without the ROFR Offerees and/or the Corporation electing to purchase all of the ROFR Securities and, (iii) the failure to obtain any required consent or regulatory approval for the purchase of any of the ROFR Securities by the Corporation and/or the ROFR Offerees within 90 days of the initial Closing Deadline, the ROFR Seller shall have a 120-day period during which to effect a Transfer to the ROFR Buyer of any or all of the ROFR Securities that the ROFR Offerees and the Corporation have not elected to purchase on substantially the same (or more favorable as to the ROFR Seller) terms and conditions as were set forth in the ROFR Notice at a price not less than the ROFR Per Share Consideration; provided that (x) such ROFR Buyer shall have agreed to become a party to the Stockholders Agreement and the Transfer complies with all of the transfer restrictions set forth in the Governing Documents and (y) the Transfer to such ROFR Buyer is not in violation of applicable federal, state or foreign securities laws; provided further that if the ROFR Transfer is subject to regulatory approval, such 90-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received up to a maximum of 180 days. If the ROFR Seller does not consummate the Transfer of the ROFR Securities in accordance with the foregoing time limitations, then the right of the ROFR Seller to Transfer such ROFR Securities shall terminate and the ROFR Seller shall again comply with the procedures set forth in this Article FOURTH, Section (2)(f)(iv).
(v)Tag-Along Restriction. Unless such Transfer is an Exempted Transfer, if any holder of shares of Common Stock proposes to Transfer Common Stock representing 15% or more of the then outstanding shares of the Corporation’s Common Stock (along with any Common Interests, if applicable) in a single transaction or series of related transactions, part of the same disposition plan (including if acting in concert with other such holders) or to the same set of transferees within a 12-month period (such holder or holders acting together, collectively, the “Tag-Along Seller” and such transfer, the “Tag-Along Transfer”), then each other stockholder that is a Key Holder under the Stockholders Agreement shall have the right to exercise tag-along rights in accordance with the terms and conditions set forth herein (any such stockholder, a “Tag-Along Offeree”).
(1)The Tag-Along Seller shall promptly give notice to the Corporation, and the Corporation shall, to the extent reasonably practicable, promptly give or cause to give notice (the “Tag-Along Notice”) to each Tag-Along Offeree, at least ten (10) Business Days prior to the consummation of the proposed Tag-Along Transfer. The Tag-Along Notice shall set forth the number of shares of Common Stock proposed to be Transferred, the name of the proposed transferee, the proposed purchase price for each such share of Common Stock (the “Tag-Along Per Share Consideration”), and any other material terms and conditions of the Tag-Along Transfer, including the form of the proposed sale agreement, if any.
(2)Each Tag-Along Offeree shall have a period of ten (10) Business Days from the date of the Tag-Along Notice within which to elect to sell up to its Tag- Along Pro Rata Portion of shares of Common Stock at a price per share equal to the Tag-Along Per Share Consideration in connection with such Tag-Along Transfer. Any Tag-Along Offeree may exercise such right by delivery of an irrevocable written notice to the Tag-Along Seller and the Corporation specifying the number of shares of Common Stock such Tag-Along Offeree desires to include in the Tag-Along Transfer (any such Tag-Along Offeree exercising such rights, a “Tagging Stockholder”). Unless the proposed transferee agrees to purchase all of the shares of Common Stock proposed to be Transferred by the Tag-Along Seller and the Tagging Stockholders, then the total number of shares of Common Stock proposed to be Transferred by the Tag-Along Seller and Tagging Stockholders in such Tag-Along Transfer shall be reduced by recalculating the allocation on a pro rata basis set forth in this paragraph assuming such smaller number of shares is to be Transferred.
(3)Each Tagging Stockholder shall agree:
(a)to make the same representations and warranties to the transferee with respect to itself and related items as the Tag-Along Seller makes with respect to itself and related items in connection with the Tag-Along Transfer;
(b)to the same covenants, indemnities and agreements with respect to itself and related items as agreed by the Tag-Along Seller with respect to itself and related items in connection with the Tag-Along Transfer; and
(c)to the same terms and conditions to the Transfer of shares of Common Stock as the Tag-Along Seller agrees (including bearing their proportionate share of any escrows, holdbacks or adjustments in purchase price); provided that with respect to the immediately preceding clauses (a) through (c), all such representations, warranties, indemnities, agreements, terms and conditions must be customary for Transfers of such kind unless otherwise determined by the Board. All such representations, warranties, covenants, indemnities and agreements shall be made by each Tagging Stockholder and each Tag-Along Seller severally and not jointly.
(4)Notwithstanding anything contained in this Article FOURTH,
Section (2)(f)(v), there shall be no liability on the part of the Tag-Along Seller to the Tagging Stockholders or any other person if the Transfer of the shares of Common Stock pursuant to this Section (2)(f)(v) is not consummated for whatever reason. Whether to effect a Transfer is in the sole and absolute discretion of the Tag-Along Seller.
(vi)
(1)Until the Board determines in good faith that none of the Corporation Entities are subject to advance notice or approval requirements relating to the mortgage industry in the United States in respect of Transfers of certain amounts of Common Stock (including, without limitation, the requirement to submit any notices relating to changes in equity ownership to the Nationwide Multistate Licensing System or any governmental entity of a U.S. state and the requirement to obtain approval from any governmental entity of a U.S. state), any proposed Transfer of any shares of Common Stock shall be prohibited and deemed void ab initio if any person, collectively with its Affiliates, after giving effect to such proposed Transfer will, directly or indirectly, beneficially own:
(a)10.0% or more of the outstanding shares of Common Stock if such person, collectively with its Affiliates, beneficially owned less than 10.0% of the outstanding shares of Common Stock immediately before giving effect to such Proposed Transfer;
(b)20.0% or more of the outstanding shares of Common Stock if such person, collectively with its Affiliates, beneficially owned less than 20.0% of the outstanding shares of Common Stock immediately before giving effect to such Proposed Transfer;
(c)25.0% or more of the outstanding shares of Common Stock if such person, collectively with its Affiliates, beneficially owned less than 25.0% of the outstanding shares of Common Stock immediately before giving effect to such Proposed Transfer; or
(d)50.0% or more of the outstanding shares of Common Stock if such person, collectively with its Affiliates, beneficially owned less than 50.0% of the outstanding shares of Common Stock immediately before giving effect to such Proposed Transfer.
(2)Notwithstanding the foregoing, the transfer restrictions in this Article FOURTH, Section (2)(f)(vi) shall not apply to a proposed Transfer if any required notices or approvals arising from such proposed Transfer are made, obtained or otherwise satisfied in the Corporation’s reasonable, good faith discretion. In addition, the Board, acting in good faith, may waive this Article FOURTH, Section (2)(f)(vi) with respect to a proposed Transfer.
(vii)Notice of Transfer Restrictions. Any Transfer in violation of this Article FOURTH, Section (2)(f) shall be null and void ab initio, and the Corporation and any transfer agent for the Common Stock shall be entitled to enforce this provision, including by entering transfer restrictions on any shares of Common Stock or the related book-entry entitlements, by entering stop transfer instructions and by refusing to record any Transfer on the Corporation’s books and records or otherwise denying any requested Transfer. The Stockholders Agreement may provide for further transfer restrictions, and, subject to the provisions of the Stockholders Agreement and Article ELEVENTH, this Charter or the Bylaws may also provide for further transfer restrictions. Any book-entry entitlements or stock certificates representing shares of Common Stock shall include a legend referencing the transfer restrictions set forth herein, in the Bylaws and in the Stockholders Agreement. Any person or entity acquiring any interest in any shares of Common Stock pursuant to the Restructuring Plan, a Transfer or otherwise through any other acquisition shall be deemed to have notice of and to have consented to the transfer restrictions in this Charter and the other Governing Documents. Such legend shall be substantially in the following form or in such other form as the Board may determine:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND VOTING AS SET FORTH IN THE STOCKHOLDERS AGREEMENT DATED AS OF JANUARY 25, 2018, AS AMENDED FROM TIME TO TIME, AND THE BYLAWS, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE CORPORATION OR ANY SUCCESSOR THERETO FREE OF CHARGE, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
(viii)Termination. Sections (2)(f)(ii) through (2)(f)(v) of this Article FOURTH, shall automatically become null and void and cease to have any effect from and after a Public Company Event; Sections (2)(f)(i), (2)(f)(vi) and (2)(f)(vii) of this Article FOURTH shall continue to be in effect for the Common Stock from and after a Public Company Event.
(g)Automatic Conversion of Class B Common Stock. Upon the consummation of a Sale Transaction and if authorized by the Board, each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not any book-entry entitlements or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless any certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender any certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.
(h)No Preemptive or Subscription Rights. Unless otherwise provided in the Stockholders Agreement, no holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
(3)Power to Sell and Purchase Shares. Subject to the requirements of applicable law and the terms of the Stockholders Agreement, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law. In the event that the Corporation determines to repurchase any shares of Class A Common Stock, the Corporation shall, as the managing member of Partnership, cause the Partnership to repurchase from the Corporation an equal number of Common Interests, and the proceeds received by the Corporation from the Partnership in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock.
(4)No Certificates. The Corporation shall register shares of its capital stock, including the Common Stock, upon records to be maintained by the Corporation or its transfer agent for such purpose (the “Stock Register”), in the name of the holders thereof from time to time. The Corporation may deem and treat the holder of shares of capital stock in the Stock Register as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. All shares of the Corporation’s capital stock shall be issued in book-entry form and will only be issued in certificated form with the prior written consent of the Board. The Board shall have the right to inspect the Stock Register at any time.
(5)Non-Voting Equity Securities. The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing of this Charter with the Secretary of State of the State of Delaware; provided, however, that the foregoing restriction: (i) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, (ii) shall not have any further force or effect beyond that required under Section 1123(a)(6), and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
FIFTH: In each case subject to the terms of the Stockholders Agreement, the following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:
(1)The business and affairs of the Corporation shall be managed by or under the direction of the Board.
(2)Subject to the terms of the Stockholders Agreement, the number of directors constituting the Board shall initially be five (5) and, thereafter, shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The members of the initial Board shall be as set forth in and elected pursuant to the Restructuring Plan. Election of directors need not be by written ballot unless the Bylaws so provide.
(3)Except as otherwise provided in the Stockholders Agreement, a majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board and, except as otherwise expressly required by law, this Charter or the Stockholders Agreement, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.
(4)Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Any director may resign at any time in accordance with the Bylaws.
(5)Any vacancy on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law or the Stockholders Agreement, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
(6)Except as otherwise required by the Stockholders Agreement, any director or the entire Board may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the Voting Power.
(7)A director who, at the time of taking office as a director, is an employee of the Corporation or any other Corporation Entity (an “Employee Director”) shall cease to be qualified to serve as a director, and shall tender such person’s resignation as director (which the Board may choose to waive and have such Employee Director remain on the Board), if such person ceases to be an employee of the Corporation or any other Corporation Entity, with the disqualification of such Employee Director and the effectiveness of such resignation to take place upon the earliest of (i) such Employee Director’s cessation of employment, (ii) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (iii) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this clause Article FIFTH, Section (7), including the disqualification and resignation provisions thereof, shall have no force and effect with respect to any Employee Director if the Board determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of the occurrence of the immediately preceding clauses (i), (ii) or (iii) above.
SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Special meetings of the stockholders may be called as set forth in the Bylaws.
SEVENTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s Bylaws.
EIGHTH: The Corporation shall not be governed by the provisions of Section 203 of the DGCL.
NINTH:
(1)Certain Acknowledgments. In recognition and anticipation that:

(a)partners, principals, directors, officers, members, managers, employees or representatives (each, a “Representative”) of a Corporate Opportunity Entity may serve as directors or officers of the Corporation;
(b)the benefits to be derived by the Corporation through the continued service of such officers and directors, and the difficulties attendant to any director or officer, who desires and endeavors fully to satisfy such person’s fiduciary duties, in determining the full scope of such duties in any particular situation;
(c)a Corporate Opportunity Entity may engage in, or own interests in entities that engage in, the same or similar activities or related lines of business as those in which the Corporation or the other Corporation Entities, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which a Corporation Entity, directly or indirectly, may engage or could have an interest or expectancy; and
(d)the Corporation Entities may engage in material business transactions with any of the Corporate Opportunity Entities and that the Corporation Entities are expected to benefit therefrom, the provisions of this Article NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Corporate Opportunity Entities and their respective Representatives.
(2)Competitive Opportunities. Except as otherwise agreed in writing between a Corporation Entity and a Corporate Opportunity Entity, none of the Corporate Opportunity Entities shall, to the fullest extent permitted by law, have any duty to refrain from, directly or indirectly,
(a)engaging in the same or similar activities or lines of business as any Corporation Entity and/or other business activities that overlap with or compete with those in which a Corporation Entity, directly or indirectly, may engage or could have an interest or expectancy;
(b)doing business with any client, customer or vendor of any Corporation Entity; or
(c)employing, or otherwise engaging or soliciting for such purpose, any officer, director or employee of any Corporation Entity (each of the foregoing clauses (a) through (c), a “Competitive Opportunity”).
To the fullest extent permitted by law, no Corporate Opportunity Entity shall be deemed to have breached its fiduciary duties, if any, to any Corporation Entity or its stockholders solely by reason of engaging in any Competitive Opportunity. If any Corporate Opportunity Entity is offered, or acquires knowledge of, a potential transaction or business opportunity that is or may be a corporate opportunity for any Corporation Entity, the Corporation, on behalf of itself and each Corporation Entity, to the fullest extent permitted by law, renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity. In the case of any potential transaction or business opportunity in which the Corporation has renounced its interest and expectancy in accordance with the immediately preceding sentence, each of the Corporate Opportunity Entities shall, to the fullest extent permitted by law, not be liable to any Corporation Entity or its stockholders for breach of any fiduciary duty as a direct or indirect stockholder of any Corporation Entity by reason of the fact that any one or more of the Corporate Opportunity Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person, or otherwise does not communicate information regarding such potential transaction or business opportunity to any Corporation Entity or its respective Representatives.
(3)Directors and Officers. If any of the Corporation’s directors and officers is a Representative of a Corporate Opportunity Entity, such director or officer shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any other Corporation Entity or in any Competitive Opportunity, and no such director or officer of the Corporation shall be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. If one of the Corporation’s directors or officers is a Representative of a Corporate Opportunity Entity and acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation or another Corporation Entity:
(a)such director or officer shall have no duty to communicate or offer such corporate opportunity to any Corporation Entity and shall not be liable to any Corporation Entity or any of its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation or another Corporation Entity, including, without limitation, by reason of the fact that any one or more of the Corporate Opportunity Entities pursues or acquires such potential transaction or business opportunity for itself, directs such potential transaction or business opportunity to another person, or otherwise does not communicate information regarding such potential transaction or business opportunity to any Corporation Entity, and
(b)each Corporation Entity renounces any interest or expectancy in such potential transaction or business opportunity or being offered an opportunity to participate therein and waives any claim that such potential transaction or business opportunity constituted a corporate opportunity that should have been presented to any Corporation Entity, unless with respect to the immediately preceding clauses (a) and (b), such corporate opportunity is expressly offered to such director or officer in writing expressly in such person’s capacity as a director or officer of the Corporation.
(4)Certain Matters Deemed Not to Be Corporate Opportunities. In addition to, and notwithstanding the foregoing provisions of this Article NINTH, a potential transaction or business opportunity that (1) the Corporation Entities are not financially able, contractually permitted or legally able to undertake; or (2) is, from its nature, not in the line of the business of the Corporation Entities, is of no practical advantage to any Corporation Entity or is one in which no Corporation Entity has any interest or reasonable expectancy, shall not, in any such case, be deemed to constitute a corporate opportunity belonging to the Corporation or any other Corporation Entity, and the Corporation, on behalf of itself and each Corporation Entity, to the fullest extent permitted by law, hereby renounces any interest or expectancy therein or being offered an opportunity to participate therein.
(5)Deemed Notice. Any person or entity acquiring any interest in the shares of the Corporation pursuant to the Restructuring Plan, a Transfer or otherwise through any other acquisition shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.
(6)Amendments. None of the alteration, amendment, change and repeal of any provision of this Article NINTH nor the adoption of any provision of this Charter inconsistent with any provision of this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
(7)Termination. The provisions of this Article NINTH shall automatically terminate, expire and have no further force and effect with respect to a Corporate Opportunity Entity and its Representatives from and after the date on which both (1) such Corporate Opportunity Entity ceases to beneficially own at least 5% of the Voting Power; and (2) no Representative of a Corporate Opportunity Entity is serving as a director or officer of any Corporation Entity; provided, however, that such automatic termination, expiration and failure to have further force and effect shall not apply to, or have any effect on the liability or alleged liability of, any Corporate Opportunity Entity or any of its Representatives for or with respect to any corporate opportunity that such Corporate Opportunity Entity or such Representative was offered, or of which such Corporate Opportunity Entity or such Representative acquired knowledge, prior to such automatic termination, expiration and failure to have further force and effect.
TENTH:
(1)A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
(2)Right to Indemnification
(a)Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article TENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by DGCL. The right to indemnification conferred in this Article TENTH shall be a contract right. The terms and provisions for such right to indemnification shall be provided in the Bylaws or one or more agreements between the Corporation and any Covered Person.
(b)The Corporation may, by action of its Board, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL.
(3)The Corporation shall have power to purchase and maintain insurance on behalf of any Covered Person against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such Covered Person against such liability under the DGCL.
(4)The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Charter, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, pursuant to the direction (howsoever embodied) of any court of competent jurisdiction, or otherwise.

(5)Notwithstanding anything contained in this Article TENTH to the contrary, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Covered Person (or such Covered Person’s heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such Covered Person unless such proceeding (or part thereof) was authorized or consented to by the Board.
(6)Neither the amendment nor repeal of this Article TENTH, nor the adoption of any provision of this Charter or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant to this Article TENTH existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ELEVENTH: Subject to any provisions in the Stockholders Agreement, (a) the Board shall have the power to adopt, amend or repeal the Bylaws, and (b) the stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than a majority of the Voting Power.
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or this Charter or the Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.
THIRTEENTH: Subject to any provisions in the Stockholders Agreement, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation unless otherwise explicitly set forth herein. Subject to any provisions in the Stockholders Agreement and notwithstanding any other provisions of this Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation’s capital stock required by law or by this Charter, the affirmative vote of the holders of at least a majority in Voting Power shall be required to alter, amend or repeal any provisions of this Charter; provided, however, that:
(1)no such alteration, amendment or repeal of any provisions of this Charter shall adversely and disproportionately affect the powers, preferences or rights of the Class A Common Stock without the prior affirmative vote of the holders of at least a majority of the outstanding shares of Class A Common Stock; and
(2)no such alteration, amendment or repeal of any provisions of this Charter shall adversely and disproportionately affect the powers, preferences or rights of the Class B Common Stock without the prior affirmative vote of the holders of at least a majority of the outstanding shares of Class B Common Stock.
FOURTEENTH: In addition to any other vote required by law, this Charter, the Bylaws or the Stockholders Agreement, the prior affirmative vote of the holders of a majority of the Voting Power shall be required to authorize the Corporation to, either directly or indirectly, in one or more related transactions or by amendment, merger, consolidation or otherwise:
(1)consolidate or merge the Corporation with or into any other person;
(2)sell such amount of the assets, subsidiaries or component businesses of the Corporation Entities, taken as a whole, such that such sold entities would represent 85% or more of the consolidated revenue or fair market value of the assets of the Corporation Entities, taken as a whole, as determined by the Board in good faith; provided no such vote is necessary under this clause (2) to authorize any securitization transaction, including the creation of a variable interest entity and contribution of assets thereto, conducted by any Corporation Entity in the ordinary course of business of the Corporation Entities;
(3)dissolve or liquidate any Major Corporation Entity or commit any voluntary Act of Bankruptcy with respect to any Major Corporation Entity;
(4)voluntarily register any class of the Common Stock or any security of any Corporation Entity under Section 12 of the Exchange Act or subject the Corporation, any Corporation Entity or any of their respective securities, including the Common Stock, to reporting obligations under Section 15(d) of the Exchange Act;
(5)take any action to list any class of the Common Stock on a National Securities Exchange or Alternative Securities Exchange;
(6)conduct any Public Offering; or
(7)enter into any agreement or other binding obligation to do any of the foregoing.
FIFTEENTH: If any provision in this Charter is determined to be invalid, void, illegal, or unenforceable, the remaining provisions of this Charter shall continue to be valid and enforceable and shall in no way be affected, impaired, or invalidated.
SIXTEENTH: For purposes of this Charter, the following terms shall have the following meanings:
(1)“Act of Bankruptcy” means, with respect to any person, the occurrence of any of the following events, conditions or circumstances: (a) such person files a voluntary petition in bankruptcy or files any petition or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeks or consents to, or acquiesces in, the appointment of any trustee, receiver, conservator or liquidator of such person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 20 days, after entry of such order, judgment or decree); (b) such person admits in writing its inability to pay its debts as they mature or is generally not paying its debts as they become due; or (c) such person makes a general assignment for the benefit of creditors or takes any other similar action for the protection or benefit of creditors.
(2)“Affiliate” means, when used with reference to any person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified person and, in respect of any beneficial owner of the Corporation’s capital stock, any investment fund, vehicle or holding company of which such beneficial owner or any Affiliate of such beneficial owner serves as the general partner, managing member or discretionary manager or advisor; provided that, other than with respect to the definition of “Corporate Opportunity Entity”, limited partners, non-managing members or other similar direct or indirect investors in such beneficial owners (in their capacities as such) shall not be deemed to be Affiliates of such beneficial owner.
(3)“Alternative Securities Exchange” means, other than a National Securities Exchange, any other securities exchange or over-the-counter quotation system, including, without limitation, any quotation or other listing service provided by the OTC Markets Group or the Financial Industry Regulatory Authority, Inc. or any successor or substantially equivalent service to any of the foregoing.
(4)“beneficial ownership” or “beneficially own” means beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act; provided that beneficial ownership under this Agreement shall exclude any unexercised option, warrant or right and only refer to shares of outstanding capital stock except that beneficial ownership of Common Stock shall include any shares of Common Stock issuable upon conversion of any outstanding preferred stock of the Corporation.
(5)“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
(6)“Bylaws” means the Bylaws of the Corporation.
(7)“Common Interests” shall have the meaning assigned thereto in the LLC Agreement.
(8)“Corporate Opportunity Entity” means any of Axar, HPS Partners and Waddell (each as defined in the Stockholders Agreement) and any other entity that comes to beneficially own 10% or more of the Voting Power, any of its respective Affiliates, managed or advised investment funds, or any portfolio company of the foregoing.
(9)“Corporation Entity” means the Corporation, the Partnership and any of their respective subsidiaries which are required to be consolidated in the financial statements of the Corporation or the Partnership under generally accepted accounting principles.
(10)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(11)“Exempted Transfer” means:
(a)a pledge of capital stock that creates a mere security interest in the pledged capital stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Charter to the same extent as if it were such holder making such pledge;
(b)a Transfer to a Permitted Transferee;
(c)any Transfer pursuant to the Drag-Along Rights (as defined in the Stockholders Agreement) set forth in the Stockholders Agreement; or
(d)any Transfer pursuant to a Public Offering.

(12)“Governing Documents” means this Charter, the Bylaws, the LLC Agreement, the Stockholders Agreement and any other agreement entered into in connection with such documents.
(13)“Holder of Record” shall have the same definition as set forth in Rule 12g5-1 promulgated under the Exchange Act, or any successor provision.
(14)“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Partnership, dated as of January 25, 2018 and as may be amended, supplemented or restated from time to time.
(15)“Major Corporation Entity” means any of (i) the Corporation, JGW Holdings, Inc., the Partnership, J.G. Wentworth, LLC or Orchard Acquisition Company, LLC or (ii) any group composed of one or more of the foregoing or any subsidiaries of the foregoing where such group comprises 85% or more of the assets or revenue of the Corporation Entities, taken as a whole.
(16)“National Securities Exchange” means The New York Stock Exchange, The NYSE MKT, The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market.
(17)“Ownership Percentage” means, with respect to any stockholder or group of stockholders (including Affiliates and Related Funds of such stockholder), a fraction, (x) the numerator of which is the total number of outstanding shares of Common Stock and of any outstanding shares of preferred stock of the Corporation beneficially owned by such stockholder (and its Affiliates and Related Funds) and (y) the denominator of which is the total number of outstanding shares of Common Stock and of any preferred stock of the Corporation.
(18)“Partnership” shall mean The J.G. Wentworth Company, LLC, a Delaware limited liability company.
(19)“Permitted Transferee” shall mean:
(a)in the case of any holder of the Corporation’s capital stock that is not an individual, any controlled Affiliate of such person or any fund that such holder or an Affiliate of such holder is the investment advisor or investment manager; or
(b)in the case of any holder of the Corporation’s capital stock that is an individual, a transferee by testamentary or intestate disposition or any trust or other legal entity the beneficiary of which is such individual or such individual’s spouse, children, or their respective lineal descendants (whether by blood, marriage or adoption) and which trust or other legal entity is controlled by such individual (an entity shall be deemed to be controlled by such individual if such individual has the power to direct the disposition and voting of the capital stock transferred to such trust or other legal entity); provided that, in each case, such Permitted Transferee shall be pursuant to a Transfer not for consideration; provided further, in each case, in no event shall a Competitor (as defined in the Stockholders Agreement) be a Permitted Transferee.
(20)“Public Company Event” shall mean the earlier of (i) the closing of a Qualified IPO or (ii) a listing of any class of the Common Stock on any National Securities Exchange.
(21)“Public Offering” shall mean a public offering and sale of shares of Common Stock by the Corporation pursuant to an effective registration statement under the Securities

Act.
(22)“Qualified IPO” shall mean the first underwritten Public Offering to raise at least $75 million in gross offering proceeds.
(23)“Related Fund” means with respect to any person, an Affiliate of such person or any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such person, an Affiliate or the same investment manager, advisor or sub-advisor as such person or an affiliate of such investment manager, advisor or sub-advisor.
(24)“ROFR Pro Rata Portion” shall mean with respect to any ROFR Offeree, the fraction that results from dividing (i) the number of shares of outstanding Common Stock beneficially owned by such ROFR Offeree divided by (ii) the number of shares of outstanding Common Stock beneficially owned by all ROFR Offerees.
(25)“Sale Transaction” shall mean a bona fide sale of the Corporation and the Partnership or all or substantially all of the assets of the Corporation and the Partnership (which may be effected by a merger, equity sale, asset sale or otherwise); provided that no transaction shall constitute a Sale Transaction unless (i) in the case of a Related Party Transaction, it has been approved under Section 7.05(b) or Section 7.05(c) of the Stockholders Agreement; or (ii) in the case of any other transaction where the Drag-Along Buyer is an Affiliate of any of the Drag-Along Sellers, either it has been (1) recommended by a majority of disinterested directors on the Board of Directors even though the disinterested directors be less than a quorum or (2) approved by holders of a majority of the outstanding Common Stock excluding any shares of Common Stock held by the Drag-Along Buyer or Affiliates or Related Funds of the Drag-Along Buyer (as each such capitalized term used in this proviso is defined in the Stockholders Agreement).
(26)“Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of January 25, 2018, by and among the Corporation, the Partnership and the other parties thereto.
(27)“Tag-Along Pro Rata Portion” shall mean with respect to any Tag-Along Offeree, a number of shares of Common Stock determined by multiplying (1) the number of shares of outstanding Common Stock beneficially owned by the applicable Tag-Along Offeree immediately prior to the Tag-Along Transfer by (2) a fraction, (i) the numerator of which is the amount of Common Stock proposed to be Transferred by the Tag-Along Seller in connection with the Tag-Along Transfer and (ii) the denominator of which is the aggregate amount of outstanding Common Stock beneficially owned by all stockholders immediately prior to the Tag-Along Transfer.
(28)“Transfer” shall mean a transaction or series of transactions in which a stockholder (1) offers, pledges, sells, contracts to sell, sells any option or contract to purchase, purchases any option or contract to sell, grants any option, right or warrant to purchase, lend, or otherwise transfers or disposes of, directly or indirectly, any shares of Common Stock beneficially owned by such stockholder or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enters into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The terms “Transferee”, “Transferor”, “Transferred”, and other forms of the word “Transfer” shall have correlative meanings.

(29)“Voting Power” means the total number of votes of the Corporation’s outstanding capital stock, voting together as a single class, entitled to vote for the election of directors to the Board.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf this 25th day of January, 2018.

THE J.G. WENTWORTH COMPANY
By:	/s/ Stewart A. Stockdale
	Name:	Stewart A. Stockdale
	Title:	Chief Executive Officer